Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-3
(Form Type)

Tamboran Resources Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.001 par value per share	—	—	—	—	—	—
	Equity	Preferred Stock, $0.0001 par value per share	—	—	—	—	—	—
	Other	Warrants	—	—	—	—	—	—
	Other	Purchase Contracts	—	—	—	—	—	—
	Other	Units	—	—	—	—	—	—
	Other	Rights	—	—	—	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	$500,000,000(1)	— (2)	$500,000,000.00	0.00015310	$76,550.00
	Equity	Common stock, $0.001 par value per share	457(c)	4,740,419(3)	$22.39(4)	$106,137,981.41	0.00015310	$16,249.73
	Total Offering Amounts					$606,137,981.41		$92,799.73
	Net Fee Due							$92,799.73

1.The amount to be registered consists of up to $500,000,000 aggregate offering price of an indeterminate amount of common stock, preferred stock, warrants, purchase contracts, units, and/or rights of the registrant, as may be offered by the registrant from time to time. There is also being registered hereunder such currently indeterminate number of common stock and preferred stock as may be issued upon conversion, exchange or exercise, as applicable, of any preferred shares or warrants or settlement of any units, including such shares of common stock or preferred stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

2.The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and related disclosure on Form S-3.

3.Consists of 4,740,419 shares of common stock of the registrant to be offered and sold by the selling securityholders. Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

4.Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and the low prices as reported on the New York Stock Exchange on June 24, 2025.